Exhibit 77.Q1(f)


                             Roy G. Hale
                        Certified Public Accountant


301-870-3374                                         PO Box 2634
800-286-4602                                  La Plata, MD 20646



                                        November 21, 2005

Board of Directors
The Ehrenkrantz Growth Fund
410 Park Ave., 7th Floor
New York, NY 10022

Dear Members of the Board,

It has been my pleasure to serve as the independent auditor for The Ehrenkrantz Growth Fund since 1988. Due to the recent change in management and the provisions of the Sarbanes Oxley Act that stipulate periodic lead auditor changes, please accept this letter as my resignation as the independent auditor for The Ehrenkrantz Growth Fund effective immediately.

As of the date of this letter, my resignation as the auditor of the Fund is not predicated on any disagreement with current or former management as to the conduct of my audits or to any specific issues relating to the financial statements issued during my tenure as the independent auditor. All work agreed upon has been completed and all invoices submitted by be have been paid.

As a matter of information, my departure will necessitate the filing of Form 8-K with the Securities and Exchange Commission.

Sincerely,

/s/  Roy G. Hale
     Roy G. Hale
     Certified Public Accountant

RGH/he

cc:  Securities and Exchange Commission